As filed with the Securities and Exchange Commission on April 9, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PROVENA FOODS INC.

(Exact Name of Registrant as Specified in its Charter)

California	95-2782215
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5010 Eucalyptus Avenue, Chino, California 91710

(Address of Principal Executive Offices)

1988 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Theodore L. Arena

President and Chief Executive Officer

Provena Foods Inc.

5010 Eucalyptus Avenue

Chino, California 91710

(Name and Address of Agent For Service)

(909) 627-1082

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Roger C. Rappoport, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

530 B Street, Suite 2100

San Diego, California 92101-4469

Telephone: (619) 238-1900

Facsimile: (619) 235-0398

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock to be issued pursuant to the Provena Foods Inc. 1988 Employee Stock Purchase Plan	500,000	$1.38	$690,000	$88.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, no par value (the “Common Stock”), of Provena Foods Inc. (the “Company”) being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price on the American Stock Exchange on April 9, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the registrant are incorporated by reference in this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the Common Stock offered hereby will be passed upon for the Registrant by Procopio, Cory, Hargreaves & Savitch LLP, San Diego, California.

Item 6. Indemnification of Director and Officers

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933. The Registrant’s Amended and Restated Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, the Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant is authorized to provide indemnification of its directors, officers, employees and agents in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the Registrant or its shareholders.

The Registrant’s Bylaws provide that, to the maximum extent permitted by the CGCL, the Registrant shall indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising by reason of the fact that any such person is or was a director or officer of the Registrant. The Registrant’s Bylaws also provide that the Registrant shall advance to each director or officer expenses incurred in defending any such proceeding to the maximum extent permitted by the CGCL.

The Registrant currently maintains directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP as to the legality of the securities being registered.

23.1	Independent Auditors’ Consent.

23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Provena Foods Inc. 1988 Employee Stock Purchase Plan. (1)

(1)	Incorporated by reference from the Registrant’s Form S-8 filed with the Commission on August 17, 1988

Item 9. Undertakings.

(a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chino, State of California, on this 9th day of April, 2004.

PROVENA FOODS INC.

By:	/s/ THEODORE L. ARENA

Theodore L. Arena President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Provena Foods Inc. (the “Registrant”), hereby severally constitute and appoint Theodore L. Arena, President and Chief Executive Officer, and Thomas J. Mulroney, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on April 9, 2004:

Signature	Title(s)	Date

/s/ JOHN D. DETERMAN John D. Determan	Chairman of the Board	April 9, 2004

/s/ THEODORE L. ARENA Theodore L. Arena	President, Chief Executive Officer and Director (Principal Executive Officer)	April 9, 2004

/s/ SANTO ZITO Santo Zito	Director	April 9, 2004

/s/ RONALD A. PROVERA Ronald A. Provera	Director	April 9, 2004

/s/ Louis A. Arena Louis A. Arena	Director	April 9, 2004

/s/ Joseph W. Wolbers Joseph W. Wolbers	Director	April 9, 2004

/s/ John M. Boukather John M. Boukather	Director	April 9, 2004

/s/ Thomas J. Mulroney Thomas J. Mulroney	Chief Financial Officer (Principal Financial and Accounting Officer)	April 9, 2004

INDEX TO EXHIBITS

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP as to the legality of the securities being registered.
23.1	Independent Auditors’ Consent.
23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
99.1	Provena Foods Inc. 1988 Employee Stock Purchase Plan. (1)

(1) Incorporated by reference from the Registrant’s Form S-8 filed with the Commission on August 17, 1988

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